EXHIBIT A

Fund	Series	Reapproval Date	Reapproval Day
BNY Mellon ETF Trust	BNY Mellon US Large Cap Core Equity ET	March 2, 2022	March 2nd
	BNY Mellon US Mid Cap Core Equity ETF	March 2, 2022	March 2nd
	BNY Mellon US Small Cap Core Equity ETF	March 2, 2022	March 2nd
	BNY Mellon International Equity ETF	March 2, 2022	March 2nd
	BNY Mellon Emerging Markets Equity ETF	March 2, 2022	March 2
	BNY Mellon Core Bond ETF	March 2, 2022	March 2nd
	BNY Mellon Short Duration Corporate Bond ETF	March 2, 2022	March 2nd
	BNY Mellon High Yield Beta ETF	March 2, 2022	March 2nd
	BNY Mellon Sustainable Global Emerging Markets ETF	March 2, 2022	March 2nd
	BNY Mellon Sustainable International Equity ETF	March 2, 2022	March 2nd
	BNY Mellon Sustainable US Equity ETF	March 2, 2022	March 2nd
	BNY Mellon Ultra Short Income ETF	March 2, 2022	March 2nd
	BNY Mellon Concentrated International ETF	March 2, 2022	March 2nd
	BNY Mellon Responsible Horizons Corporate Bond ETF	March 2, 2022	March 2nd

As of August 2, 2021